Exhibit 99.1

4747 Bethesda Avenue, Suite 1100, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com

News Release

Pebblebrook Hotel Trust Completes Sale of Sir Francis Drake Hotel
and Provides an Update on Hotel Reopenings

Bethesda, MD, April 5, 2021 – Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it closed on the sale of the 416-room Kimpton Sir Francis Drake Hotel in San Francisco, CA to a third party on April 1, 2021, generating $157.6 million of net proceeds after customary closing costs.

Based on the hotel’s operating performance for 2019, the $157.6 million of net proceeds reflects an 11.8x EBITDA multiple and a 7.2% net operating income capitalization rate (after an assumed annual capital reserve of 4.0% of total hotel revenues). The Company purchased Sir Francis Drake Hotel for $90.0 million in 2010 as its second hotel. The property was a very successful investment for the Company, delivering a significant gain on sale and an 11-year compounded internal rate of return of over 12% a year.

Proceeds from the sale of Sir Francis Drake Hotel will be utilized for general business purposes, which may include reducing the Company’s outstanding debt.

Reopening of Additional Hotels

The Company has recently reopened operations at the following five urban hotels:

–Argonaut Hotel San Francisco;
–Harbor Court Hotel San Francisco;
–Hotel Monaco Washington DC;
–Hotel Zelos San Francisco; and
–Revere Hotel Boston Common.

With these recent hotel reopenings, the Company has now reopened 44 of the 52 hotels and resorts in its portfolio. These 44 properties accounted for 86% of the Company’s 2019 Hotel EBITDA. The Company’s remaining suspended hotels are expected to reopen in the coming weeks and months as demand recovers.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust (NYSE: PEB) is a publicly traded real estate investment trust (“REIT”) and the largest owner of urban and resort lifestyle hotels in the United States. The Company owns 52 hotels, totaling approximately 12,800 guest rooms across 14 urban and resort markets with a focus on the west coast gateway cities. For more information, visit www.pebblebrookhotels.com and follow us at @PebblebrookPEB.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com

Pebblebrook Hotel Trust
Sir Francis Drake
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
Trailing Twelve Months
(Unaudited, in millions)

Twelve months ended December 31,
2019

Hotel net income	$9.5

Adjustment:
Depreciation and amortization	3.9

Hotel EBITDA	$13.4

Adjustment:
Capital reserve	(2.0)

Hotel Net Operating Income	$11.4

"This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.

The Company has presented trailing twelve-month hotel EBITDA and trailing twelve-month hotel net operating income after capital reserves because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use, because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

The Company’s presentation of the hotel’s trailing twelve-month EBITDA and trailing twelve-month net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s trailing twelve-month EBITDA and net operating income after capital reserves calculations to net income in accordance with GAAP. Any differences are a result of rounding.

Pebblebrook Hotel Trust
Historical Operating Data
($ in millions, except ADR and RevPAR)
(Unaudited)

Historical Operating Data:
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2019	2019	2019	2019	2019

Occupancy	75%	87%	87%	79%	82%
ADR	$249	$269	$263	$247	$257
RevPAR	$187	$233	$230	$195	$211

Hotel Revenues	$317.1	$394.1	$386.8	$342.8	$1,440.7
Hotel EBITDA	$84.9	$144.0	$134.1	$99.6	$462.7
Hotel EBITDA Margin	26.8%	36.5%	34.7%	29.1%	32.1%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2020	2020	2020	2020	2020

Occupancy	56%	3%	20%	21%	25%
ADR	$247	$264	$216	$195	$230
RevPAR	$138	$9	$43	$41	$58

Hotel Revenues	$242.4	$22.0	$76.9	$74.0	$415.4
Hotel EBITDA	$36.8	$(39.8)	$(18.0)	$(19.1)	$(40.1)
Hotel EBITDA Margin	15.2%	(180.7)%	(23.5)%	(25.8)%	(9.7)%

"These historical hotel operating results include information for all of the hotels the Company owned as of April 1, 2021. These historical operating results include periods prior to the Company's ownership of the hotels. The information above does not reflect the Company's corporate general and administrative expense, interest expense, property acquisition costs, depreciation and amortization, taxes and other expenses. Any differences are a result of rounding.

The information above has not been audited and has been presented only for comparison purposes."